UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2009

Tutor Perini Corporation

(Exact name of registrant as specified in its charter)

____________________

Massachusetts (State or other jurisdiction of incorporation or organization)	1-6314 (Commission file number)	04-1717070 (I.R.S. Employer Identification No.)

73 Mt. Wayte Avenue, Framingham, MA 01701

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (508) 628-2000

Perini Corporation

(Former name or former address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 28, 2009, the Board of Directors of Tutor Perini Corporation (the “Company”) approved a one-time cash payment of $3,000,000 to Ronald N. Tutor for his agreement to personally guarantee certain surety bond obligations related to the McCarran Airport construction project awarded to Perini Building Company in July 2008. The Company expects to make this payment in June 2009. Mr. Tutor was required by the surety companies to enter into this guaranty for the benefit of Perini Building Company in connection with the award of this project to the Perini Building Company. Mr. Tutor has agreed to remain as guarantor until the project is completed. In determining the appropriate fee to pay Mr. Tutor for this guarantee, the Board of Directors considered information about market rates for third-party guaranty fees. Mr. Tutor is the Company’s Chairman and CEO and the beneficial owner of approximately 46% of the Company’s outstanding common stock. Mr. Tutor is not receiving payment for any of the other personal guaranties he has entered into for ongoing projects of the Company’s subsidiary, Tutor-Saliba. The Company does not expect Mr. Tutor to be obligated to provide personal guarantees in the future.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on June 3, 2009.

TUTOR PERINI CORPORATION

/s/Kenneth R. Burk
By:	Kenneth R. Burk
Its:	Executive Vice President and
Chief Financial Officer

LIBC/2033910.3 10/25/04